Exhibit 10.2

ANCHOR EARNOUT AGREEMENT

This Anchor Earnout Agreement (this “Agreement”) dated as of May 13, 2019, is entered into among One Madison Corporation, a Cayman Islands exempted company (the “Company”), and the parties listed on the signature pages hereto (the “Investors”). Any capitalized term used in this Agreement and not otherwise defined shall have the meaning ascribed thereto in the Forward Purchase Agreement (as defined below).

Recitals

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated December 12, 2018 (as amended from time to time, the “Stock Purchase Agreement”), by and among the Company, Rack Holdings L.P., a Delaware limited partnership (“Seller”), and Rack Holdings, Inc., a Delaware corporation (“Rack Holdings”), the Company will acquire from Seller all of the issued and outstanding shares of capital stock of Rack Holdings on the terms and subject to the conditions set forth therein (the “Ranpak Business Combination”);

WHEREAS, in connection with the closing of the Ranpak Business Combination, the Company and its sponsor, One Madison Group, LLC (“Sponsor”), entered into a second amendment (the “Sponsor Earnout Amendment”), dated March 13, 2019, to that certain Securities Subscription Agreement, dated July 18, 2017, as amended on December 1, 2017 (the “Securities Subscription Agreement”), by and between the Company and Sponsor, pursuant to which Sponsor agreed to certain modifications with respect to the earnout provision that applies to the Class B ordinary shares, par value $0.0001 per share (the “Founder Shares” or the “Class B Shares”), it holds pursuant to the Securities Subscription Agreement;

WHEREAS, certain investors (the “anchor investors”) previously entered into Forward Purchase Agreements (the “Forward Purchase Agreements”) with the Company, pursuant to which, among other things, the Company issued to the anchor investors a total of 3,750,000 Class B Shares (the “Anchor Investor Class B Shares”);

WHEREAS, the Anchor Investor Class B Shares were reallocated among the anchor investors and certain other investors pursuant to the Reallocation Agreement (the “Reallocation Agreement”), dated December 12, 2018, by and among the Company and the other parties thereto;

WHEREAS, Section 6(b) of the Forward Purchase Agreements and Section 1(f) of the Reallocation Agreement provide that if, in connection with the closing of the Ranpak Business Combination, the Sponsor agrees to forfeit any Class B Shares to the Company at no cost or subject its Class B Shares to contractual terms or restrictions, then, upon the prior consent of the anchor investors that have committed to purchase more than 50% of the Total Forward Purchase Shares, the holders of the Anchor Investor Class B Shares agree to similarly forfeit, subject, convert or modify all Anchor Investor Class B Shares;

WHEREAS, the Investors have subscribed for a majority of the Total Forward Purchase Shares;

WHEREAS, by entering into this Agreement, the Investor desires to consent and agree to a potential forfeiture of the Anchor Investor Class B Shares and to subject the Anchor Investor Class B shares to contractual terms and restrictions; and

WHEREAS, upon the effectiveness of this Agreement, all Anchor Investor Class B Shares will be subject to the earnout conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Potential Forfeiture

(a) During the period commencing on the date that Ranpak Business Combination is consummated through the tenth anniversary following the consummation of the Ranpak Business Combination (the “Earnout End Date”), unless (a) the closing price of the Company’s Class A ordinary shares (or any successor class of common shares listed on The New York Stock Exchange or The Nasdaq Stock Market) equals or exceeds $12.50 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period or (b) the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all or substantially all of its stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property or any transaction involving a consolidation, merger, proxy contest, tender offer or similar transaction in which the Company is the surviving entity which results in a change in the majority of our board of directors or management team or the Company’s stockholders immediately prior to such transaction ceasing to own a majority of the surviving entity immediately after such transaction (each an “Earnout Condition”), on the Earnout End Date or promptly thereafter (the “Earnout Forfeiture Date”), the Investors acknowledge and agree that they shall surrender for no consideration any and all rights to all Anchor Investor Class B Shares (including any Class A ordinary shares or Class C ordinary shares into which such shares have converted) held by the Investors. The Anchor Investor Class B Shares (including any Class A ordinary shares or Class C ordinary shares into which such shares have converted) will not participate in cash dividends or other cash distributions payable to holders of the ordinary shares of the Company prior to the date on which one or more of the Earnout Conditions has been satisfied, whereupon the Company shall promptly pay to the holders of the Anchor Investor Class B Shares (including any Class A ordinary shares or Class C ordinary shares into which such shares have converted) all cash dividends and cash distributions paid on the ordinary shares of the Company after the Ranpak Business Combination as if they had been holders of record entitled to receive distributions on the applicable record date.

(b) Lock-Up. The Investors agrees that they shall not Transfer any Anchor Investor Class B Shares (including any Class A ordinary shares or Class C ordinary shares into which such shares have converted) until the earlier of (i) the date on which one or more of the Earnout Conditions has been satisfied and (ii) the Earnout Forfeiture Date, unless the transferee enters into a written agreement for the benefit of the Company, in a form reasonably acceptable to the Company, agreeing to be bound by the terms of this Agreement.

(c) As used in this Agreement, “Transfer” shall mean the (x) sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder) with respect to, any of the Anchor Investor Class B Shares or (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Anchor Investor Class B Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.

2. Representations and Warranties of the Investors. Each Investor represents and warrants to each other Investor and the Company as follows, as of the date hereof:

(a) Organization and Power. If an entity, such Investor is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation (if the concept of “good standing” is a recognized concept in such jurisdiction) and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. Such Investor has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such Investor, will constitute the valid and legally binding obligation of the Investor, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Investor in connection with the consummation of the transactions contemplated by this Agreement.

(d) Compliance with Other Instruments. The execution, delivery and performance by such Investor of this Agreement and the consummation by such Investor of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, if applicable, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of any federal or state statute, rule or regulation applicable to such Investor, in each case (other than clause (i)), which would have a material adverse effect on such Investor or its ability to consummate the transactions contemplated by this Agreement.

3. Representations and Warranties of the Company. The Company represents and warrants to the Investors as follows:

(a) Organization and Corporate Power. The Company is an exempted company duly incorporated and validly existing and in good standing as an exempted company under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company has no subsidiaries.

(b) Authorization. The Company has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Investors in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act, and applicable state securities laws.

(d) Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its Charter (as defined below) or other governing documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of any federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.

4. General Provisions.

(a) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to the Company shall be sent to: One Madison Corporation, 3 East 28th Street, 8th Floor, New York, New York 10016, Attn: David Murgio, Secretary, email: dmurgio@onemadisongroup.com, with a copy to the Company’s counsel at: Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, Attn: Deanna L. Kirkpatrick, Esq., email: deanna.kirkpatrick@davispolk.com, fax: (212) 701-5135, and John B. Meade, Esq., email: john.meade@davispolk.com, fax: (212) 701-5077, and Lee Hochbaum, Esq., email: lee.hochbaum@davispolk.com, fax (212) 701-5736.

All communications to an Investor shall be sent to such Investor’s address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 4(a).

(b) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing.

(c) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(d) Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(e) Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(h) Governing Law. This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

(i) Jurisdiction. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(j) Waiver of Jury Trial. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

(k) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the written consent of the Company and each Investor.

(l) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(m) Expenses. Each of the Company and each Investor will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. The Company shall be responsible for any fees of its transfer agent, stamp taxes and all of The Depository Trust Company’s fees associated with the Reallocations and issuance of the securities issuable upon conversion or exercise of the Class B Shares or the Warrants.

(n) Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

(o) Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(p) Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

(q) Specific Performance. Each Investor agrees that irreparable damage would occur in the event that any provision of this Agreement was not performed by such Investor in accordance with the specific terms hereof or was otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that the Company shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of such Investor, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. The Company, in seeking an injunction, a decree or order of specific performance, shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which the Company is entitled at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

INVESTOR:

Investor’s Name:	JS Capital, LLC

By:	JS Capital Management LLC, as sole managing member of JS Capital LLC

By:	/s/ Richard Holahan
Name: Richard Holahan
Title: Vice President

[Signature Page to Anchor Earnout Agreement]

COMPANY:

ONE MADISON CORPORATION

By:	/s/ Omar M. Asali
Name:	Omar M. Asali
Title:	Chairman and Chief Executive Officer

[Signature Page to Anchor Earnout Agreement]